Exhibit 10.1

Agreement

This Agreement (the “Agreement”) is made and entered into this 24 day of May, 2023 (the “Effective Date”) by and between Niterra Co., Ltd., a Delaware corporation and its subsidiaries whether one or more (collectively, “NGK”) and NaturalShrimp Incorporated, a Nevada corporation and its subsidiaries whether one or more (collectively, “NSI”). The parties are referred to herein as the “Parties” and singularly, a “Party,”

Recitals

a.	NSI is a company that has developed or acquired proprietary technologies for growing shrimp and other aquatic species in enclosed recirculating aquatic systems (“RAS”) far from the ocean or other sources of fresh or salt water (collectively, the “Technologies”) as further defined in paragraph 2, below; and,

b.	NGK owns and operates an existing RAS facility for growing shrimp and seeks to enhance its shrimp production by incorporating the Technologies;

c.	In order to determine the effectiveness of the Technologies in NGK’s existing RAS facility, the Parties agree that a trial (the “Trial”) should be conducted to test the Technologies pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual promises, covenants and obligations set forth herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Trial. The Parties agree to conduct a Trial to determine whether the Technologies will enhance NGK’s ability to grow shrimp in small, locally owned aquaculture farms. The Trial will include, among other things, retrofitting NGK’s existing RAS facility to accommodate the Electrocoagulation (EC) equipment containing graphite plates or plates comprised of different materials, the Hydrogas production and dosing equipment and carbon filter (collectively, the “Equipment”) required for the use and implementation of the Technologies. The Trial will commence six (6) weeks after the Effective date and continue for a period of six (6) months thereafter unless extended or shortened by agreement of the Parties (the “Trial Period”).

2. For the purposes of this Agreement, the term “Technologies” or “NSI Technologies” shall mean the electrocoagulation equipment used in the RAS as further described in US Patents No 10,163,199B2 and 11,297,809B1, including, without limitation, all improvements, changes, modifications, enhancements and continuations in part, and Hydrogas and RLS chemical species acquired by NSI pursuant to license agreements from Hydrenesis Aquaculture, LLC and dosing equipment to dose the chemical species in the water contained in the shrimp tanks.

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3. Other Aquatic Species. NGK and NSI are both agreeable to conducting additional studies and trials to test the efficacy of the Technologies on aquatic species other than shrimp, but each other trial will be made pursuant to a separate agreement and be subject to different conditions and parameters. Such additional systems will be designed specifically for each aquatic species in which NGK has an interest in developing. The terms and conditions of each subsequent trial or study will be negotiated and agreed to between the Parties prior to the commencement of such new or different Trial.

4. NSI Obligations. With respect to this Trial, NSI shall do or perform or have the obligation to do or perform the following:

a.	NSI will, under separate agreement, license the Technologies to NGK for the duration of the Trial. Upon conclusion of the Trial the license to use the Technologies will terminate unless the Parties enter into a subsequent agreement, joint project, joint venture or alternative business structure as described in paragraph 9, below;

b.	NSI will arrange for the shipment of the Equipment F.O.B. La Coste, Texas, oversee its installation and test the Equipment within the NGK research facility and will calibrate and modify same to ensure optimum results within the parameters specified by NGK;

c.	During the Trial, NSI will make available, such of its employees who are knowledgeable about the installation and operation of the Equipment (the “NSI Technical Team”) for purposes of setting up and using the Technologies. Specifically, NSI will provide its Chief Technology Officer, Tom Untermeyer, for an initial two- week period for the initial set-up and implementation of the Equipment and to begin the process of training the NGK Technical Team in the operation and utilization of the Equipment. Thereafter and as may be needed, NSI will further make one or more of its Technical Team available to NGK a minimum of three (3) times for a period of time not to exceed one week per visit for on-site visits to trouble shoot problems, to continue the training of NGK Technical Team and, if required, repair, fine tune and maintain the Equipment.

d.	In addition, NSI will further provide on-site and remote engineering services to NGK through the course of the Trial and thereafter for an agreed upon cost and period of time, post-trial;

e.	In the process of conducting the Trial, NSI will demonstrate to NGK Technical Team and/or contractors how to install, operate and use the Equipment in the shrimp growing process in order to obtain the best results

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5. NGK Obligations. NGK will be responsible for the following:

a.	Provide suitable accommodations for the NSI Technical Team while in Japan and on location at the NGK Test Facility, arrange for local transportation of the Equipment and personnel and provide generally for the reasonable up-keep and well-being of the NSI Technical Team consistent with the type of care generally provided by NGK for its own employees in similar circumstances, including food and lodging.

b.	Provide qualified and technically proficient engineers, employees or contractors to learn about the Equipment, the Technologies, the water treatment process implemented by NSI and how best to use and deploy the Equipment in the context of growing shrimp in a facility with a smaller foot print;

c.	Pay a total of $300,000 to NSI comprised of an initial payment equal to one hundred fifty thousand dollars ($150,000 USD) and the combined total of the Service Fee Payments set forth in 4.e, below

d.	Payment of costs of the Trial as detailed in subparagraph 5, below.

e.	NGK will pay to NSI an amount of twenty-five thousand and no/100 ($25,000.00 USD) per month (“Service Fee Payments”) for (i)the costs of manufacturing and rental of the Equipment for the Trial Period ,(ii)the costs associated with the general upkeep and maintenance of the NSI Technical Team while in Japan and (iii)the reasonable compensation to reimburse NSI for costs of its Technical Team.

f.	Provide all governmental licenses and permits allowing for the growth of shrimp and other aquatic species along with all permissions from government agencies relating to ethical treatment of shrimp and other aquatic species;

g.	Develop data collection and information protocols and processes to monitor and track data collected from the Trial and subsequent tests;

h.	Return of the Equipment to a location designated by NSI in the same condition as such Equipment was delivered, reasonable wear and tear excepted, provided however, in the event the Parties enter into some further transaction as set forth in paragraph 8, below, the Equipment may be retained for use by the subsequent joint venture or other structure for the purpose of the new business combination.

6. Costs of Trial. In addition to the Service Fee Payments, NGK agrees to pay the following:

a.	Costs for ancillary equipment, materials, and tanks, carbon and mechanical filtration systems etc. used or useful in the conduct of the Trial;

b.	Actual costs for engineering and related costs attributable to post-Trial on-site assistance by one or more NSI Employees as may be requested by NGK will be determined by the parties at the time of the request. Actual costs shall include, among other things, reimbursement for employee compensation, travel costs, if any, costs of specialized equipment, maintenance and up-keep of personnel, costs of transportation, etc.

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7. Adjustments. Notwithstanding the foregoing, the Parties understand and agree that the projected costs constitute only an estimate based on the current designs and parameters of the Trial. These costs will change in the event those parameters are modified or other designs are substituted for the current designs. Over the duration of the Trial Period other factors may well affect the overall costs incurred by either NSI or NGK in the performance of the Trial. In this respect, the Parties agree to meet periodically, either in person or via teleconference or video conference, to discuss status and progress of Trial along with adjustments to the budget as appropriate.

8. Data and Information/Intellectual Property Rights. During the pendency of the Trial data and information will be collected by the Parties with respect to the following:

a.	Shrimp in-tank water quality (daily): dissolved oxygen, pH, temperature, salinity, turbidity, Oxidation-Reduction Potential (ORP), Total Ammonia Nitrogen (TAN), nitrite, nitrate

b.	EC entry and exit water quality (daily): TAN, total chlorine, free chlorine

c.	Carbon vessel exit water quality (daily): total chlorine, free chlorine

d.	Growth and Survival (weekly): average shrimp weight sample, shrimp population; (daily): any observed mortality, feed amount

e.	Raw or processed data and information on shrimp generated from the Trial shall be made jointly available to both Parties; provided however, raw or processed data and information on aquatic species other than shrimp, if any, generated from the Trial shall also be available to both NGK and NSI pursuant to the terms of this Agreement.

f.	Any new developments or enhancements relating to the operation of NSI Technologies shall be and remain the intellectual property (the “IP”) of NSI. Any new developments or enhancements of NGK’s ammonia detection equipment, control algorithm for filtration equipment using NGK’s sensors or other associated IP to the extent such associated IP relates to or is a part of the foregoing shall be and remain the IP of NGK.

g.	Jointly Developed IP. The Parties acknowledge the possibility that additional IP may be jointly developed by the Parties during the Trial (“Jointly Developed IP”). Jointly Developed IP will be owned by both Parties and the terms of such ownership shall be pursuant to separate, mutual, non-exclusive, worldwide, royalty-based license agreements negotiated between the Parties that affords each Party the right to use, sell, and protect the Jointly Developed IP.

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9. Amendment to Trial. If NGK, prior to the initiation of the Trial or during the Trial, desires to make amendments to this Agreement with respect to the conduct of the Trial or to the purposes of the Trial, including, without limitation, duration or the project description or parameters, NGK will notify NSI or NSI’s authorized on-site representative in writing. The Parties will work together to modify the parameters and adjust the desired results. The Parties will further modify differences in costs, either by increasing same or reducing same and will adjust such other factors as may be appropriate.

10. Subsequent Business Transactions or Business Combination. The Parties agree that one of the purposes of conducting the Trial is to lay the groundwork for additional joint business relationship, transaction, joint venture or other business combination. During the conduct of the Trial, the Parties will continue to discuss the nature of an on-going business relationship utilizing the combined technological and financial resources of the Parties. The Parties further agree that nothing herein obligates either Party to enter into any subsequent agreement, business combination or other relationship. However, if a Party declines to pursue a further business transaction with the other Party, the declining Party agrees to be bound by the NDA described in paragraph 10, below. This paragraph 9 is an expression of the Parties’ desire and intention to continue to explore opportunities in the aquaculture area for the joint benefit of the Parties.

11. Confidentiality. The Parties are currently signatories of and subject to an existing non-disclosure/non-circumvention agreement, dated March 15, 2022 (the “NDA”) the terms and conditions of which are incorporated herein verbatim by this reference. It is the Parties’ specific intention and agreement to include and incorporate within the definition of information subject to Confidentiality provisions of such NDA any data or other information generated by the Trial.

12. Indemnification. Each Party hereto agree to save, hold and defend the other Party, and to indemnify such Party, its officers, directors, employees, agents and representatives (the “Indemnified Party”) of and from any and all claims, demands and/or causes of action arising out of, touching upon or otherwise attributable to such Party’s actions hereunder, including without limitation, payment or reimbursement of attorney’s fees.

13. Choice of Laws. The laws of the State of Texas, without giving effect to choose of law provisions, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereto. Jurisdiction and venue for all purposes shall be in the County of Dallas, State of Texas.

14. Dispute Resolution. If a dispute arises between NGK and NSI, the executives of the parties having authority to resolve the dispute shall meet within twenty (20) days of the receipt of a notice of dispute to resolve all or a part of such dispute. If the dispute is not resolved within such twenty (20) day period, NGK and NSI agree to submit the dispute to non-binding mediation in Dallas County, Texas prior to the commencement of any arbitration proceedings. The non- binding mediation is a condition precedent to instituting litigation. All costs incurred with respect of the mediation shall be split between the parties equally.

15. Survival. The provisions relating to confidentiality, ownership and protection of the Technologies, disclaimers, limitations of liability, and governing law and jurisdiction shall survive and be enforceable after termination or expiration of this Agreement.

16. Entire Agreement. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party. Any modification of this Agreement shall be effective only if it is in writing, dated and signed by all parties hereto.

Signature Page Follows

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Signature Page to that certain

Agreement dated the 24 day of May , 2023

By and between NaturalShrimp Incorporated and

Niterra Co., Ltd.

Dated 24 day of May, 2023	Niterra Co., Ltd.

By
	Title	Business Implementation Div.

NATURALSHRIMP INCORPORATED

/s/ Gerald Easterling
	By	Gerald Easterling
	Title	President/CEO

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